Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

FUSION FUEL GREEN PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Note	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To be Paid	Equity	Class A Ordinary Shares with a nominal value of $0.0035 each	1	Other(1)	1,971,428	(2)(3)	$3.66	(4)	$7,215,426.48	0.00013810	$996.45
	Total Offering Amounts								$7,215,426.48		$996.45
	Total Fees Previously Paid										$0.00
	Total Fee Offsets										$0.00
	Net Fee Due										$996.45

1.	(1) The fee calculation rules relied on herein are Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).
(2) Pursuant to Rule 416(a) of the Securities Act, this registration statement covers any additional shares of the class A ordinary shares with a nominal value of $0.0035 each (“Class A Ordinary Shares”) of Fusion Fuel Green PLC (the “Registrant”) that become issuable under the Fusion Fuel Green PLC 2021 Equity Incentive Plan, as amended (the “Plan”), by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding Class A Ordinary Shares.
(3) Represents additional Class A Ordinary Shares reserved for issuance pursuant to future awards under the Plan.
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Class A Ordinary Shares reported on The Nasdaq Stock Market LLC on November 17, 2025.